EXHIBIT 99.1

                             FTI CONSULTING, #570247
                         February 9, 2004, 11:00 a.m. ET
                            Financial Relations Board
                             Moderator: Lisa Fortuna

Operator Good morning, ladies and gentlemen, and welcome to the FTI Consulting 2004 Outlook conference call. At this time all participants are in a listen-only mode. Following today's presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Monday, February 9, 2004.

                      I would now like to turn the conference over to Lisa Fortuna. Please go ahead.

L. Fortuna            Good  morning,  everyone,  and thank you for joining us to discuss this morning's news release.

                      Before  we  begin,  I want to  remind  everyone  that  the conference call may contain forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company's expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time-to-time in the future. As a result of these possible fluctuations, the company's actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company's ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company's filings with the Securities and Exchange Commission.

                      I'll now turn the call over to Jack Dunn, Chairman and CEO of FTI Consulting.

J. Dunn Thank you very much. I'd like to thank everybody for joining us this morning. I'm sorry for the delay in holding this conference call since our initial announcement. It was important however that we use the intervening time to quantify and more importantly mitigate the impact of the departures that were discussed in that press release.


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                      It was  important  that we develop and present our roadmap for addressing this situation. In preparing our plan and our guidance presented, we have involved all of our senior people. It is important that you know that they are supportive and enthusiastic, significantly rising to the occasion because at FTI we are dedicated to an integrated approach moving forward among all our groups. They are enthusiastic about our prospects and about their ability to accomplish the job ahead. Stu will address some of the specific aspects of our plans and Ted will then address
                      our  continuing   financial   strength  and  provide  some
                      additional metrics about our financial statements and our operating statistics going forward. Stu.

S. Kahn Thank you, Jack. Basically as it relates to the restructuring practice, our program is to get back out to all the clients that had been served by this departing group and explain to them why we are the number 1 practice area and the number 1 choice for continuing to serve them, perhaps not on the existing assignments where it might be too disruptive to change from the present staffing, however, our goal is to be certain that we have a good shot at picking up future assignments from in particular bank clients and law firms.

                      One of the means that we're going to use to emphasize our strength in this area is the emphasis on industry experts. We have within our existing and remaining restructuring group recognized healthcare experts, telecom experts, energy and power experts, retail, real estate and manufacturing logistics and supply chain people who can help in restructurings of troubled companies.

                      In addition, with our hire of Greg Rayburn to lead our interim management practice, we believe we're going to be able to certainly reconstitute that from what it was in its fledgling state as part of the prior practice.

                      We're confident, as Jack indicated, that the people involved in the restructuring business within our organization are ready for this task, ready for this challenge and will rise up and recover some good portion of the work that we originally said we might be losing and that we now reflect a lesser amount of loss. In addition, one of the other things we're doing is changing some of the incentive compensation structures to more directly incentivize these folks on a go-forward basis to achieve success.
                      With that, let me turn it over to Ted for a few comments and then we'll open it up for questions.


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T. Pincus             Right, some additional  information about our guidance for
                      2004. We are still in the process of developing our guidance which we will give you in a bit more detail next week in terms of headcount, utilization, average rate. We intend to give you a little more information about our major practice areas as well in doing that. So we're not quite ready for that. But just a few pieces of additional information.

                      The range expected of our EBITDA which as you know is a non-GAAP measure and is reconciled to net income by exactly what it says, interest, taxes, depreciation and amortization. We expect that to range from approximately $104 million to $115 million for 2004.

                      We expect our cash flow from operations, not free cash flow, cash flow from operations which you can see in our cash flow statement, to range between $70 and $80 million for 2004. A very minor change in our estimated tax rate due to the changes in our geography due mostly to state taxes from 40.5% to our new estimate is 40.9% for 2004.

                      In addition at the moment our total debt is approximately $121 million. We have a $100 million unused credit line as well. Our EBITDA margin, as I said, is a little lower than anticipated in our earlier guidance. It's expected to be approximately 25% because as you can tell from some of this information, the group that has departed did have a higher margin than many of our other practice areas.

                      That's all I can add at this point. Let me pass it back to Jack.

J. Dunn Thank you, Ted. Most importantly we'd like to now open it up for your questions please.

Operator Thank you, sir. Ladies and gentlemen, at this time we'll begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by the two. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for our first question.

                      Our first question comes Josh Rosen with Credit Suisse First Boston. Please go ahead.

C. Kaneshiro          Good morning,  it's Clayton Kaneshiro filling in for Josh.
                      Could you just clarify a little bit on the charge you expect in the fourth quarter


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                      that you  talked  about in the  press  release,  provide a little more detail there. And then should we expect another charge in the first quarter associated with some of the departures from P&M?

T. Pincus             Let me take that. No, the charge in the fourth quarter was
                      in   connection   with   optimizing   the   size   of  our
                      restructuring practice. Interestingly enough it was not among the group that departed but as you know, we had given original guidance in which there was a decline in the expected size of our restructuring practice from 2003 to 2004 and that was a charge in connection with bringing resources in line with that original guidance.
                      With respect to the first quarter, there's still a little dust that has to settle out. I think Jack and Stu will probably elaborate for you a little bit more as to the size of the practice that is expected to have totally departed us.

                      Whether or not we would be in a position where we would have some resources remaining that we would not be able to envision utilizing is yet to be determined but if so, we do not expect it to be significant and certainly not at the level that we talked about in the fourth quarter.

C. Kaneshiro          Thank  you.  Also just one follow up on the plan for 2004.
                      You  mentioned  going to customers  and talking about your value proposition and industry expertise,  but also as you deal  with the loss of some of these  people  from P&M can
                      you  talk  on  the  other   side   from  a  cost   savings
                      perspective, are there things you can do to lower your SG&A or other cost savings to minimize the profitability impact?

T. Pincus             Let me cover  just a bit of that.  We don't  operate  with very high SG&A in the first place, as you do know. The estimate for guidance that we put out already incorporates the inherent savings in SG&A. Interestingly enough those of you who know us well, know that the bulk of this effect was in our northern New Jersey office and interestingly enough we have had considerable staffing pressure in our New York office and we had expansion in New York included in our original guidance in terms of space and this probably presents us with an opportunity to realign some geographic resources.

                      So the answer to your question is whatever cost savings this affords us were already built into the guidance.

C. Kaneshiro          Thanks, Ted.


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Operator              Our next  question  comes from  David  Gold with  Sidoti &
                      Company. Please go ahead.

D. Gold Hi, good morning. Can we just talk for a second. I guess by my calculation if we have 85% of the senior managing directors locked up, I guess that's about 18 that aren't, somewhere thereabout.

T. Pincus             I'll give you an exactly number, it's 17, David.

D. Gold 17. Can you tell us where those people lay, what divisions they're in and if there's any concentration of business tied to them?

T. Pincus             There is no particular  concentration.  They're across our practice areas other than in restructuring for the clear reason that everybody that joined us in our restructuring practice is either among the departed or included among the BRS group that has joined us including some promotions that have taken place there and everybody in that group came in with contracts. So they are throughout our litigation technology, out trial support practices, our economic practices, our forensic practices. It's quite scattered.

D. Gold Okay. And lastly the thoughts these days at this level on the buyback that you have authorized.

J. Dunn As you know in October we authorized a buyback of $50 million worth of our stock over the ensuing 12 months. Through the fourth quarter we had repurchased approximately $4 million worth of our stock. That will be announced in our upcoming results. I think under the new rules you announce that and this is an FD disclosure through this source as well. We believe as Ted indicated that we have sufficient resources to continue that plan. Our particular plan follows our own internal rules about when we have an opened window period so that we would not be in the marketplace before our earnings announcement which would be February 18th. And then we have a cooling off period after that. So we're not in the marketplace right now.

                      We don't intend to announce on a day-by-day, period-by-period when we're in or when we're out. We plan to abide by the rules, reporting it in the 10-Q following the appropriate quarter to keep everybody on a level playing field.

D. Gold That's fair but on the $4 million, Jack, can you give us a sense or maybe an average ... basically what price did you buy in it?


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T. Pincus             It was at approximately  $20, David, so it's approximately
                      200,000 shares that were purchased back.

D. Gold               Gotcha. Thanks a lot, that's helpful.

T. Pincus             Thank you.

Operator Our next question comes from Bill Warmington with Suntrust Robinson Humphrey. Please go ahead.

B. Warmington         Good morning, everyone.

Management            Good morning, Bill.

B. Warmington         I wanted to ask a question  on how many total  people were leaving in addition to the 13 senior managing directors.

T. Pincus             It is  approximately  and  again  the dust has to settle a little bit, but it will be between 60 and 70 people in total.

B. Warmington         Okay, but of those 60 to 70, that includes the 13?

T. Pincus             That's correct.

B. Warmington         How many of those are ... is that 60 to 70  billable or is the billable portion smaller than that?

T. Pincus             No, that's the billable portion.

B. Warmington         If we're  looking  at the  senior  ...  I'm trying to do a count here. We started out before the 13 announced their departure, how many senior managing directors did we have?

T. Pincus             About 125.

B. Warmington         Okay,  so we're  deducting 13 from that.  And then of that number there are 17 of that number who are ...

T. Pincus             That is correct. 17 of 112.

B. Warmington Alright. Of the remaining ones who are under contract, could you talk a little bit about the contracts that those people are under?

T. Pincus             The typical contracts for those people under contract when issued is typically either 4 or 5 years and then there are non-competition periods that extend beyond those contracts that have ranged from 6


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                      months to 2 years.  So pretty  obviously  at any point ...
                      plus when people are often promoted, they are given contracts. As we sit here today the average remaining life of the contracts range from as low as 2 to 2.5 years through 6 years, almost 6 years.

B. Warmington         To  change  gears on you,  what is the cap ex that  you're expecting for '04?

T. Pincus             It  was  approximately  $10 to $12  million.  And I  don't
                      expect   that  number  to  change  as  a  result  of  this
                      particular situation.

B. Warmington         Stu  had  mentioned  in  his  remarks  a  revision  of the compensation system to provide some new incentives. I wanted to ask about potential impact on margins of that and also any elevated legal expenses associated with what's going on.

S. Kahn I'm sorry, I just had a technical difficulty. Potential impacts on margins and what else, Bill?

B. Warmington         For 2 items.  You had  mentioned in your comments a change in the compensation system and just a concern about whether there were going to be elevated legal expenses and how that was going to impact margins.

S. Kahn I don't expect that the elevated legal expenses would be so great as to have enough of a measurable impact on income and I expect that we don't have anything projected in our numbers for the fourth quarter for 2004 that would reflect a recovery as a result of those legal expenses. I think that would probably be a wash.

                      As to the new incentives, at worst a wash if not a pick up. As to the new incentive program we expect that this new incentive program will be offset dollar for dollar by additional revenues and additional income. So theoretically one could argue that there'd be some impact on the margin percentage but not actually on the margin dollars.

B. Warmington         Now on the special  termination expense not related to the departure of the 13 that was taken in the fourth quarter, how many people did you reduce the practice by at that point?

S. Kahn In the quarter itself there were some people that cost us a good deal of money and some people that didn't cost us a lot of money. But I actually don't have at my fingertips the numbers, Ted, but I would say it was probably ... I think there were probably 6 SMDs who in


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                      total moved out of that  practice and probably  another 40 people in the quarter.

B. Warmington         Roughly  it  sounds  like  about 46  people in total.

S. Kahn               I'm sorry, I just don't have it.

T. Pincus             The bulk of the charge of course is related to the SMDs.

B. Warmington         But those 46 people were  coming out of the  restructuring group as well but not the Policano & Manzo piece it sounds like.

S. Kahn               I think for the most part not, no.

B. Warmington         If you could talk a little bit about the actual client ...
                      how many client relationships are we talking about that are potentially at risk in this?

S. Kahn Our view of it is we work for all the same clients as that group did in other parts of the company and it is our objective that we're going to go back out to make sure that the folks who are currently working with that other group will be working with us in the future. We don't expect at the end of the day to have to forego any specific client relationships whatsoever. And with Mike Policano and Bob Manzo's help, we expect that we'll be able to restore those relationships.

B. Warmington         How does the  runoff  of the  revenue  work  when you have people change like that? The people who've left are continuing to bill but are those billings going to be taking place under FTI or they have left and all future billings are under their new firm?

S. Kahn I think it varies. It'll depend upon whether the client has asked to have the case transferred or not. But no matter how you do it, the cutoff between when they were employees of FTI and when they're no long employees of FTI is complicated and does require some cooperation between both parties to make sure the clients are properly served.

B. Warmington         But it sounds like you're going to start to see the impact of that starting in the first quarter.

S. Kahn               In terms of decreased revenues from those jobs?

B. Warmington         Right.

S. Kahn               Yes, sir.


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B. Warmington         Okay just being clear. Thank you very much.

S. Kahn               You're welcome.

Operator Our next question comes from Charles Ruff with Insight Investment. Please go ahead.

C. Ruff Hello. Can you talk a little bit more about the action plans which you mentioned in today's press release, the new hires marketing litigation? I'm not sure exactly how those are going to mitigate what's happened.

S. Kahn               Do you want me to take that one?

J. Dunn               Sure.

S. Kahn In the marketing plans for instance, it means going back out to all these clients and trying to get them to use us on a go-forward basis and convincing them of what it is that we can bring to the table.

                      In new hires we expect that in the interim management business we will need some new hires in that area as we build that business up. We're also building up other businesses like for instance we're developing a tax consultation practice as part of our restructuring business and a transaction support practice as part of our restructuring business and we'll be hiring people into those practices in order to offset some of the impact of this.

                      I think primarily those were the things to which we were referring.

J. Dunn To add a little bit to that if I might. We're talk about particular individuals among the money center banks, etc., who have a preference for using different folks, different client relationships. Because of the nature of what they do, because of the nature of conflicts, etc., nobody has one go-to source, they have many. There are many of those people out there who would certainly ... we're putting together a list of who's out there, who the clients like. As you know, we have been very active in the new hire area and would continue to be when it makes sense. We're also going through our roster of existing people who are some of the best in the world to see who matches up with the particular clients and the particular needs that they might have.


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                      I think Stu mentioning  Greg Rayburn is a great example of somebody who's come in who was a senior personage in the interim management area who has the ability not just to have 2 or 3 cases but the ability to draw people to him to build a real practice.

                      Finally on the litigation front, I think it's probably something we don't want to say a lot about now, not to be coy but we're looking at all the options of what has gone on. And with the clients in mind, we'll do everything in our power to make it seamless for the clients but within the bounds of that we want to make sure that we protect the rights of FTI and the shareholders.
C. Ruff Can you talk about in the expected 2004 revenues, can you break that down by line of business, litigation versus restructuring versus economics?

T. Pincus             These  are some of the  pieces of  information  that we do intend to supply with next week's call.

J. Dunn               It's actually the week after I think.

T. Pincus             Is it the week after? The 19th.

C. Ruff Can you talk about the number of shares you're assuming and the earnings per share guidance?

T. Pincus             At this  point we are  assuming  42,700,000  shares.  That number is clearly prior to, if there is, any more substantial buybacks.

C. Ruff Right. And can you talk more about what changed from the initial announcement when the absolute worst case was going to be 21% reduction in EBITDA versus today?

T. Pincus             Certainly.  21% of EBITDA would have  translated into much more as a percent of the bottom line than the new guidance
                      that  we've   given   you.   Clearly   interest   expense,
                      depreciation  and  amortization   were  not  going  to  be
                      affected by that number.

                      So the math would have  shown  something  like a 24 or 25%
                      reduction  in  expected  income.   This  new  guidance  is
                      approximately 18 to 19% reduction in net income.

C. Ruff Okay but what happened on the EBITDA line today versus that initial announcement? Why is it worse? Why is the expectation today worse than the absolute worst case that was presented.


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T. Pincus             It isn't worse.

C. Ruff I'm sorry, I thought the initial guidance was for $140 million.

T. Pincus             That's correct.

C. Ruff In EBITDA and the worst case would have been a $29 million reduction which would put it down to $111.

T. Pincus             Excuse me,  you're  comparing  the upper end of the EBITDA guidance to the lower end today.

C. Ruff Okay so the 140 was on the upper end of the previous guidance?

T. Pincus             That is correct.

C. Ruff Okay, that was my mistake. What was the previous guidance then in EBITDA?

T. Pincus             The previous guidance was 130 to 140.

C. Ruff               Okay that was my mistake. I apologize. Okay thank you.

T. Pincus             Thank you.

Operator Our next question comes from Marta Nichols with Banc of America Securities. Please go ahead.

M. Nichols            Good morning. Thanks. Jack, I just wanted to talk a little bit qualitatively about what happened here. You made some allusions to going forward with an integrated approach which you guys have outlined a number of times and I want to drill down on that.

                      If you read between the lines of these recent developments just at the MDs within what was the P&M process were somehow uncomfortable with the purchase of the BRS business. I'm wondering if you can just give us some color on whether there was some miscommunication that occurred in setting expectations with those MDs that ultimately departed or what was their major objection in moving forward with FTI as an integrated approach to bankruptcy and restructuring.

J. Dunn I think it was a combination of things as I guess it usually is. The people who were Legacy folks with us from P&M wanted to retain a discrete compensation system and a discrete policy with respect to


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                      conflicts.  We're not as we  go-forward  about  setting up fiefdoms or discrete areas. What we're looking for is compensation systems and corporate governance and looking at conflicts in a way that is for the greater good, that inspires someone who's in the forensic accounting area to want to bring in business on the restructuring side and vice versa, to want to incentivize and motivate people on the economic consulting side to get business for the entire company.

                      Interestingly we're in the very short strokes in terms of having a major presence in the economic consulting and in the forensic accounting side, both of which in effect doubled over the last 90-120 days.

                      It became apparent we believe, management believes that we have a much bigger bang for our buck in creating that kind of atmosphere where the cooperation is a much more essential core value of ours and to start that off with a carve out of the company in an industry in which we are the leading purveyor of that service just didn't make sense to us from a long term goal.

M. Nichols            Okay,  maybe asked a slightly  different  way, do you feel having now gone through the departure of the former executives, are there any inherent conflicts that you see going forward in being on essentially both sides of the restructuring business? I think we talked a lot about this when you bought BRS but the idea that you are consulting both with companies and with the money center banks or the creditors, is there a concern that you can't really exist comfortably on both sides of that business?

J. Dunn Absolutely not. Interestingly both the P&M Legacy practice and the BRS Legacy practice had both debtor and creditor assignments represented the large banks and represented debtors as well as other constituencies such as bondholders, etc.

                      I think P&M probably was weighted towards the creditor side and the BRS folks were weighted towards the debtor side. What was a conflict here was a compensation system that rewarded competition, in our view, rewarded competition among our constituent groups rather than cooperation.

                      We tried to put forth a regime that would make that revenue neutral to people, but at the end of the day they decided they would rather go their own way.


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M. Nichols            Okay and then maybe just a final and I apologize  if these are tough qualitative questions.

J. Dunn No, they're fine, but one thing you've got to recognize is that in the genre of bankruptcy restructuring, corporate finance restructuring, the banks have an integral part to play in not only who represents them but often in who represents the company and in many cases that don't even get to be a Chapter 11 or an event like that. The banks are in there recommending to the company they bring somebody in.

                      We have a tremendous number of cases like that and we have a tremendous cachet through the BRS people with all the big money center banks. There are certain individuals that prefer an individual that has now left FTI and we're going to do our darndest to convince them that either somebody we have existing or somebody we can get can meet all their needs. So that's our action plan.

M. Nichols            Then maybe a  simplistic  question  about those folks that departed. I mean P&M has been a part of FTI for I guess 4 years now. Why hadn't they been under contract before now, particularly given how important it was as a piece of your business? Was it a matter of you not asking them to sign contracts, was it a matter of a long time stalling in terms of getting the contracts signed? Was there some reason why or some failure in terms of the management that they had not been asked to sign contracts previously?

J. Dunn Everyone will have their own view of whether it was management failure. Suffice it to say from our perspective one of the initiatives that we began last year was to migrate our existing Legacy folks into a situation where they had contracts. We were and are in the process of that initiative.

                      Again with not going into too much detail because it may bear on future actions, etc., we were in negotiations with almost I believe all of our managing directors who were not under contract about arranging a contractual situation and had in good faith entrusted folks who had been team players with us with additional responsibilities. So we thought we were on a way to having a contractual situation resolved.

M. Nichols            Okay and then maybe  outside of these  practices,  can you give us some idea of the impact that you've either seen or that you anticipate this loss of business having on the rest of your business, on your other practices either directly in terms of client relationships or just on morale for example because people see that the senior level


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


                      management is distracted by this or that the stock price has down or whatever.

                      What have you seen and what do you anticipate in terms of impact elsewhere?

J. Dunn What I've seen is a rallying to FTI which has been a darn good employer and partner with folks who have been with us for a long time. As we mentioned in the press release, there are many constituencies in all these matters and somebody, I can't remember who in the questioning said is there a problem with being on 2 sides of the case. You betcha, so that we have multiple entrance points into these matters.

                      I think that people are taking the view that we have something very good going here at FTI. We have a hiccough and of course maybe more than that. I don't mean to be cavalier about it, more than that. But in terms of a place where there's a tremendous amount of opportunity and in fact a chance to eliminate some squabbling over turf, I think we have a tremendous opportunity to make that up. That's the number one reaction that I'm getting from this.

M. Nichols            That's great. Thank you very much.

Operator Our next question comes from Raj Sharma with Merriman Curhan Ford. Please go ahead.

R. Sharma             Hi, guys. Just wanted to clarify how many consultants were there in the P&M practice and how many have left? Other than Policano and Manzo how many senior managing directors and how many other consultants were there and how many of those have left?

T. Pincus             There were 13 other than  Policano and Manzo and they have gone. The number of staff is still moving.

S. Kahn               There were 14.

T. Pincus             I'm sorry, Stu, absolutely right.

R. Sharma             So 14 plus a sum number of consultants that were there?

T. Pincus             The total billable headcount was about 70.

R. Sharma             I know that they  contributed  about $30 million of EBITDA for '04. Has there been any change? Have you taken, in your new EBITDA


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                      projections  have you  taken  all of that  out or  there's still some number that still contributes to that EBITDA from this practice?

T. Pincus             The  guidance  took into  account  all the plans  that you heard of today.  It is  conservative  guidance in our view
                      because   there  is  much   about  that  plan  that  could
                      ameliorate further the effect, but that we can't count on it yet.

R. Sharma             And one other  question.  How would you  characterize  the integration of Lexicon and KPMG's DAS Group so far? Is it on plan? Is it as well as you'd expected?

S. Kahn               I'll do that  one.  The  KPMG  DAS  Group  has  integrated beautifully within our existing forensic accounting practice. In fact we've created a leadership group that includes the former head of the KPMG practice who is now the leader of the entire forensic group with 2 of the former leaders from the FTI Legacy practices leading individual major regions and major parts of the practice.

                      In addition, the Ten Eyck group which was a small acquisition that we made back in the tailend of October or early November has fit in beautifully with the rest of our practices and that integration's going along extremely well.

                      The Lexecon Group is of course a group of economists so they're not fungible and interchangeable with the accountants generally who work in the restructuring or accounting group. Their integration efforts are mostly in the area of cross-selling or joint selling along with the FTI forensic practice and the trial practice and the restructuring practices in cases where either their skills might be helpful to our getting work in other practice areas or conversely where relationships or contacts or client situations might warrant bringing in economic consulting help and thereby bringing in those folks.

                      That's been growing pretty much according to plan.

R. Sharma             Great, thank you.

S. Kahn               You're welcome.

Operator              Our  next   question   comes  from  David  Kelly  with  RS
                      Investments. Please go ahead.


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D. Kelley             Good  morning.  In terms of trying to get the senior folks contracted, what are the range of incentives that you'll be using, ranging from potential EBITDA payouts to stock? And will this potentially affect the senior folks that are
                      locked  up?   Will  you  have  to  go  back  to  them  and
                      renegotiate with them? Thank you.

S. Kahn I can try to answer that question. It's a little difficult. We don't expect a significant effort in going back to our existing people and renegotiating that contract. We think we're paying our folks pretty well and we certainly are at or above market in most cases and we intend to be there on a go-forward basis.

                      In terms of signing up other folks into existing contracts, we've been using things like stock options and restricted stock to induce them or give them consideration for their contracts and that's been received pretty favorably.

                      I don't know that we have on the table any new incentive programs. We have incentive programs in place in all of our practice areas to reward people for excellent performance and I'm not sure that we expect that we would have any more, put any more in place.

D. Kelley             An  unrelated  follow-up if I might ask. The cap ex that's associated with the cash flow is what?

T. Pincus             Approximately  $10  to  $12  million.  And  that  was  not associated with the cash flow from operations number that I gave. Cash flow from operations of $70 to $80 million is before cap ex of course.

D. Kelley             Thank you.

Operator Our next question comes from Dan Dittler with Lehman Brother. Please go ahead.

D. Dittler            Thank  you.  Just to be clear,  Jack and Ted.  In the past you've been very clear about this but just for the sake of
                      repeating,   your  2004  guidance  does  not  include  any
                      additional acquisitions nor does it include any further repurchases. Is that correct?

T. Pincus             That's correct.

D. Dittler            With regards to your operating  cash flow  guidance,  does that include the incremental working capital required for the KPMG acquisition?


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T. Pincus             The  answer is to the  extent  that that had to spill over into 2004 it does.

D. Dittler            Great.  And then one further question with respect to your
                      2004 guidance and that is in your $1.27 to $1.47 range, does that include any client retention with respect to clients that were associated with the departing senior managing directors?

T. Pincus             Very,   very  modest  in  terms  of  specific   engagement
                      retention.  But it  does  include  estimations  of  client
                      retentions   subsequent   to   some   of  the   particular
                      engagements that are moving with some of the departing people.

D. Dittler            Okay so in other  words with  respect to the  engagements, the existing engagements that these managing directors were working with, you assumed that the revenue associated with that will go away but that you'll retain the clients perhaps for future engagements?

T. Pincus             Right,  not all.  Not 100%.  Clearly  not 100%.  But as we
                      said, one objective was not to disrupt client service.

D. Dittler            Okay great.  And then with respect to your senior level MD rehiring plans, how many are you contemplating to rehire to replace the 13 lost managing directors?

J. Dunn That's part of the process to go find out what the clients want. We have meetings scheduled with the clients to go find out what their view is of the folks that we have and to find out frankly who's on their short list to go to and that's the way we do that. We also obviously haven't informed you because we've been competing against individuals in the rest of the world for the last 15 or 20 years in terms of Dom DiNapoli and Bob Manzo, etc. so we know who's out there. So we just want to get a feel for that before we go out so it's not a specific number, it's more appropriately rebuilding that kind of special practice.

D. Dittler            Then one final  question  with respect to potential  first quarter charges. Just to be clear, the 13 managing directors resigned and since they resigned accordingly there will be no severance charges. Is that a fair assumption?

J. Dunn               That is entirely fair.

D. Dittler            Great. Thank you very much.


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Operator              Our next  question  comes  from  Steve  Kohl with  Matador
                      Capital. Please go ahead.

S. Kohl Good morning, guys. A couple of quick questions. I want to get back to some of the incentive stuff a little bit. You talked about restrictor stock and stock options. Let me expand on that. First of all when you look at bonus structure, what percent do you envision of that being stock versus cash or what element is cash and how do you expect that to change going forward? And of that stock that is restricted, over what period does it typically vest?

T. Pincus             I'll take portions of that. The stock is typically vesting over the life of the contracts so that if our typical contract ranges from 4 to 6 years, so will the life of the restricted stock. We of course will have a proxy statement out later in the year which may or may not contain requests from our shareholders to approve changes in those programs. We're still working on that. What was the other part of the question?

S. Kohl It was just in terms of understanding the cash versus stock argument. We've seen that on some of the other consulting companies where they've had issues where consultants ... if you have somebody that's compensated on their own practice area and the firm doesn't do as well, you end up paying a heck of a lot of cash out to them as part of their practice but the company may not do quite as well. You saw that for example with the headhunting firms. That was a model you guys have probably seen with Korn Ferry and Hydric where they ended up paying out $60 or $70 million in bonuses when the firm doesn't make any money.

                      I guess I'm just trying to make sure that the model that you guys are envisioning using is not analogous to that.

T. Pincus             It's a variable  model which is the more that the business earns, the more that people will earn and vice versa as well.

S. Kohl Is it their individual business? Let me rephrase it. How much of the bonus is contingent on their individual practice area versus a corporation's targets and goals?

T. Pincus             Most of the bonuses are dependent on the 4 major  practice areas.  Some go deeper  than that but in general  they are dependent  on the major  practice  areas.  Several  of our
                      bonuses  are  dependent,   however,   on  overall  company
                      profits.

J. Dunn               Can I embellish that a little bit?


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S. Kohl               Of course, please.

J. Dunn We've tried to have a situation that gives people some control over their own destiny with regard to bonuses. We also have tried for right or wrong to focus first on cash compensation so that the option of equity compensation is something that's additional, that nobody has to go home to their spouse and say we're not going to make what I thought this year because I took it all in options. We believe for these folks who are high powered, exceptionally professional and skilled folks that that's the way to go. So we start with that.

                      I don't think perhaps, I'm not sure, but I don't think that in measuring us against the staffing companies or the head hunting firms or others that you'll find that it's as a large a component.

                      Much of the equity compensation; i.e., either outstanding stock or options is held by people within conjunction with acquisitions that we've done. I think we would stay true to that so you'll see it reflected.

                      What we have, where we are migrating for example, however, is rather than the compensation be related to a specific office or a specific person's practice, we're looking at it more over the entire ... giving all the FMDs, for example, in the restructuring practice a piece of the restructuring pie. We think it's a big enough pie that the impact between those practices and the overall company is more direct. So it's not one particular office in Saskatchewan did great so it's going to take all the profits from the company. They're bound together to cooperate with each other to make it work.

S. Kohl One last question just a clarification point. As part of the BRS purchase in '02, can you give me a little bit better clarity? I was reading through the documents. It looks like you gave 1.2 million shares back to the managing directors at that point and 1.8 million to other folks. I wasn't clear. I know there's some price protection which I didn't completely make out at the 28 and change level. Could you maybe explain how that works for me?

J. Dunn That was not giving shares. We paid part of the purchase price in stock which went to Pricewaterhouse and since the folks who joined us were partners of the firm, they received some of that stock so that's where the stock came from. It was not in addition to or over the purchase price, it was just part of the basket of consideration that Pricewaterhouse received.


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                      We did agree to give them price protection and Ted you can describe that.

T. Pincus             That was a  pre-split  number  you were  using.  The price protection is at approximately the $19 level and it's on only a portion of the stock.

S. Kohl               It's only 40% or something, is that right?

T. Pincus             It's 40 of 40.

S. Kohl               So it's a relatively small number.

T. Pincus             And it would also be accounted for as additional  purchase price. Our estimation right now at present levels is $1 to
                      $1.5  million  at  most  as  additional   purchase   price
                      retrospectively.

S. Kohl Last question just with your other consulting agreements, do you have anything like this that I missed that we have to be concerned with the stock price coming down or is that pretty much it in terms of price protection that you'd offered and certain agreements?

T. Pincus             Of our recent 3 acquisitions, only a very small piece of 1 of the 3 was in stock. The major acquisitions were for cash.

S. Kohl               Very good. Thank you very much, guys.

Operator Our next question comes from Arnold Ursaner with CJS Securities. Please go ahead.

A. Ursaner            Good  morning.  A  couple  of  questions.  One  is on  the
                      Policano & Manzo contract that you discussed today. I guess my first question is why are you negotiating such a short period of time with them.

J. Dunn That was not a negotiated period. They were folks that we had under contract. We were just describing what was.

A. Ursaner            So that's just the remainder of their contract?

J. Dunn               Actually it was a re-up.  Their contracts actually expired
                      ...

T. Pincus             February 1st.

J. Dunn February 1st but we had negotiated with them an additional extension before that.


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A. Ursaner            But again,  going to the point where your other  contracts are 4 years or so, why would you negotiate such a short time?

J. Dunn At the point we negotiated those contracts that looked like what our ... that was our need combined with their desire. I think as the year unfolds they'll be deciding whether they want to continue with us or whatever. I think as the press release indicated, our activities in Europe seem to be going at least according to plan if not better. Bob obviously has a different role than we anticipated at the beginning of the year. I think the point was looking ahead we did this a while back and now we will be in conversations with them I'm sure this year as to what their plans are going to be for the future.

A. Ursaner            Maybe I missed it but have you told us where these  people are going and did you have a realistic opportunity to try to keep them?

J. Dunn I believe the bulk of them are starting their own firm. A realistic ... we had a potential economic ability to do it, we had a potential ... we certainly had discussions but we did not in my opinion have a realistic opportunity of what it would have cost us in our desire to make the most out of our remaining company in terms of a fully integrated company.

A. Ursaner            A question  for Ted on the EBITDA  guidance of 104 to 115, can you give us a feel for the balance or mix between that let's say by product area on a go-forward basis?

T. Pincus             Not yet, Arnie.  Those are some of the things that we hope to discuss with a little more detail on the 19th.

A. Ursaner            Okay to the extent you do that on the 19th, would you also include the things that we might like to see, where your billable employees are today and what your goals would be let's say for year end headcount again to the extent you want to do that by segment or product area?

T. Pincus             We don't at present operate as segments,  Arnie, the rigid segments  that are  described  in  accounting  literature.
                      We're exploring that, by the way.

                      To the extent that we don't change the way that we operate, we'll try to give you some more clarity in terms of headcount, average rates and billable employees by major practice areas, recognizing that if


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                      we don't operate as segments, there's a lot of fungibility of our resources.

A. Ursaner            Again,  maybe it's better served in your earnings call but another question that certainly is in the back of my mind is to the extent you're giving us your revenue guidance for the year, what percent of that would be, if you will, kind of business in hand? And again, you've been asked this many times, kind of a runoff of business and the trend of pricing on new business that's replacing it.

T. Pincus             You're a little bit ahead of the curve on this one, Arnie.
                      Those are the kinds of questions we'd love to entertain on the 19th.

A. Ursaner            As I say, to the extent you can answer  those on the 19th,
                      I think it would be very helpful. Thanks.

Operator Our final question comes from Jonathan Shafter with Kramer Stallman. Please go ahead.

J. Shafter            Hey,  guys.  I guess what I'm trying to figure out here is over  2004  just a  rough  cut of it.  Two-thirds  of your
                      business   I   think   will   come   from    non-financial
                      restructuring lines. And if you could go through the major segments and just kind of explain where the crossover would occur between client relationships. I mean my hypothesis would be that say on the litigation side, even if some of the departing, the P&M guys had a client that you're also working for the same company on the litigation side, the litigation trial technology you're probably working with the general counsel on that company, there wouldn't be actual client crossover.

                      What is the extent outside of the business restructuring area client relationships actually intertwine? Did I make myself clear? I'm not sure if I said that well.

S. Kahn I'll take a stab at it. We have a number of cases, for instance one major international investigation that we're starting now where our electronic evidence people, our child support people and our forensic accounting people are involved jointly on this assignment. We have cases where along with the restructuring folks if there's an accounting misstatement question or a fraud question where our forensic accounting folks as well as often our electronic evidence folks are involved in the cases we could have, we do have cases where in bankruptcies they need economic testimony in order for a confirmation of a plan and we might have graphic support working along with those other folks.


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                      I don't know if that answers your question.

J. Shafter            So I guess what as a rough cut,  what  percentage  of your business in the other major lines then does come from referrals based on the main contact being the business restructuring advisory?

S. Kahn I don't think it's a very big ... If that was your question ...

J. Shafter            Yeah I'm just basically ... what I'm trying to derive here is the potential impact on the non-business restructuring lines from these departures. Is that going to impact relationships and materially cross-selling into those other lines?

S. Kahn Actually is some ways there were some situations where as a result of the folks who were part of our organization and the clients that they were working on that we were stopped from either working the other side of a bankruptcy case where we might be working for the company or for the bondholders or cases involving unrelated litigation by where one party might have been a creditor or a client of the group that left where we might have been stopped from doing the work.

                      These would be what we consider to be probably pick ups rather than downturns. On the other hand clearly there have been some cases where were it not for the restructuring work being done we might not have had the opportunity to do the, I don't know, claims management work or fraud investigation or something like that.

                      We think there are some going both ways in that regard.

J. Dunn For purposes of the guidance, we started to look at 2003 and see what the relationship was both to work we had gotten because we were involved in the restructuring with the departing people and also started to look at opportunities that we had turned down.

                      It was our judgment that while recent past is a good indicator of the future, that it was really not fair to add to our guidance by an amount that the delta would be in that, so we did not. We looked at it and considered it as a wash. Obviously we remain hopeful that it will be better than that and we also have a tremendous amount of referral work from the continuing restructuring practice as well as a really good chemistry growing between the forensic accounting and the corporate finance restructuring group.


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FTI CONSULTING                                                           Page 23

J. Shafter            Thank you.

Operator              Mr. Dunn, please continue with your closing remarks.

J. Dunn Again I'd like to thank everybody for being here and we will join you again the week after next with our full report on the year end and continue to update our guidance for the coming year which despite the travails of the last 2 weeks, we remain committed, focused and I think a spirited FTI is very strong right now to produce for our shareholders and to make this the company that we all set out to make it to be. With that I'd like to thank everybody and talk to you in 2 weeks.

Operator Ladies and gentlemen this concludes the FTI Consulting 2004 Outlook conference call. If you'd like to listen to a replay of today's conference, you may dial 1-800-405-2236 or you may dial 303-590-3000 and enter the access number of 570247.

                      Thank you for participating. You may now disconnect.


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FTI CONSULTING                                                           Page 24